Exhibit 4.4

Fl No 31670
Serapis No 2010-0466

TIM MOBILE BROADBAND NETWORK (Brazil)

(Own Resources- Guaranteed Facility)

Finance Contract

between the

European Investment Bank

and

Tim Celular S.A.

Luxembourg, 29th December  2011
Rome, 29th December  2011

INTERPRETATION AND DEFINITION		8

ARTICLE 1 CREDIT AND DISBURSEMENTS		15

1.01	AMOUNT OF CREDIT	15
1.02	DISBURSEMENT PROCEDURE	15
1.02A	TRANCHES	15
1.02B	DISBURSEMENT REQUEST	16
1.02C	DISBURSEMENT NOTICE	16
1.02D	Disbursement Procedure for BRL-Linked Tranches	17

1.02E	DISBURSEMENT ACCOUNT	18
1.03	CURRENCY OF DISBURSEMENT	18
1.04	CONDITIONS OF DISBURSEMENT	18
1.04A	FIRST TRANCHE	18
1.04B	ALL TRANCHES	19
1.05	DEFERMENT OF DISBURSEMENT	20
1.05A	GROUNDS FOR DEFERMENT	20
1.05B	DEFERMENT INDEMNITY	21
1.05C	SWAP INDEMNITY	21
1.05D	CANCELLATION OF A DISBURSEMENT DEFERRED BY 6 (SIX) MONTHS	21
1.06	CANCELLATION AND SUSPENSION	22
1.06A	BORROWER’S RIGHT TO CANCEL	22
1.06B	BANK’S RIGHT TO SUSPEND AND CANCEL	22
1.06C	INDEMNITY FOR SUSPENSION AND CANCELLATION OF TRANCHE	22
1.06C(1)	SUSPENSION	22
1.06C(2)	CANCELLATION	22
1.07	CANCELLATION AFTER EXPIRY OF THE CREDIT	23
1.08	SUMS DUE UNDER ARTICLE 1	23

ARTICLE 2 THE LOAN		23

2.01	AMOUNT OF LOAN	23
2.02	CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES	23
2.03	CONFIRMATION BY THE BANK	23

ARTICLE 3 INTEREST		24

3.01	RATE OF INTEREST	24
3.01A	FIXED RATE TRANCHES	24
3.01B	FLOATING RATE TRANCHES	24
3.02	INTEREST ON OVERDUE SUMS	24
3.03	MARKET DISRUPTION EVENT	25

ARTICLE 4 REPAYMENT		25

4.01	NORMAL REPAYMENT	25
4.01A	REPAYMENT BY INSTALMENTS	25
4.01B	SINGLE INSTALMENT	26
4.02	VOLUNTARY PREPAYMENT	26
4.02A	PREPAYMENT OPTION	26
4.02B	PREPAYMENT INDEMNITY	26
4.02B(1)	FIXED RATE TRANCHE	26
4.02B(2)	FLOATING RATE TRANCHE	26
4.02C	PREPAYMENT MECHANICS	26
4.02D	PREPAYMENT MECHANICS OF A BRL-LINKED TRANCHE	27
4.03	COMPULSORY PREPAYMENT	27
4.03A	GROUNDS FOR PREPAYMENT	27
4.03A(1)	PROJECT COST REDUCTION	27
4.03A(2)	PARI PASSU TO NON-EIB FINANCING	27
4.03A(3)	CHANGE OF CONTROL	28
4.03A(4)	CHANGE OF LAW	29
4.03A(5)	MODIFICATION/LOSS-OF-LICENCE EVENT	29

4.03A(6)	MERGER	30
4.03A(7)	ILLEGALITY	30
4.03A(8)	MATERIAL ADVERSE CHANGE	31
4.038	PREPAYMENT MECHANICS	31
4.03C	PREPAYMENT INDEMNITY	31
4.04	GENERAL	31

ARTICLE 5 PAYMENTS		31

5.01	DAY COUNT CONVENTION	31
5.02	TIME AND PLACE OF PAYMENT	32
5.03	SET-OFF	32
5.04	DISRUPTION TO PAYMENT SYSTEMS	32
5.05	EXCEPTIONAL PAYMENT BY MEANS OF SUBSTITUTE FINANCIAL ASSET	33
A.	DEFINITIONS	33
B.	PROCEDURES IN CASE OF POTENTIAL NTC EVENT OR NTC EVENT	34
C.	THE BANK’S DETERMINATION OF NTC EVENT	34

ARTICLE 6 BORROWER UNDERTAKINGS AND REPRESENTATION		35

6.01	USE OF LOAN AND AVAILABILITY Of OTHER FUNDS	35
6.03	INCREASED COST OF PROJECT	36
6.04	PROCUREMENT PROCEDURE	36
6.05	CONTINUING PROJECT UNDERTAKINGS	36
6.06	DISPOSAL OF ASSETS	37
6.07	COMPLIANCE WITH LAWS	37
6.08	CHANGE IN BUSINESS	37
6.09	GENERAL REPRESENTATIONS AND WARRANTIES	37
6.10	AUDITING OF FINANCIAL STATEMENTS	39
6.11	BORROWER’S DECLARATION	39
6.12	INTEGRITY COMMITMENT	39

ARTICLE 7 SECURITY		40

7.01	TIMP GUARANTEE	40
7.02	GUARANTEE AND INDEMNITY	40
7.03	OTHER COLLATERAL AND SUBSTITUTION OF GUARANTOR	41
7.038	GUARANTOR DEFAULT EVENT	41
7.04	NEGATIVE PLEDGE	42
7.05	PARI PASSU RANKING	42

ARTICLE 8 INFORMATION AND VISITS		43

8.01	INFORMATION CONCERNING THE PROJECT	43
8.02	INFORMATION CONCERNING THE BORROWER AND TIMP	43
8.03	VISITS BY THE BANK	44
8.04	INFORMATION ON ORIGINATING EVENTS	45
8.05	INVESTIGATIONS AND INFORMATION	45

ARTICLE 9 CHARGES AND EXPENSES		45

9.01	TAXES, DUTIES AND FEES	45
9.02	OTHER CHARGES	45

ARTICLE 10 EVENTS OF DEFAULT		46

10.01	RIGHT TO DEMAND REPAYMENT	46
10.01A	IMMEDIATE DEMAND	46
10.01B	DEMAND AFTER NOTICE TO REMEDY	47
10.02	OTHER RIGHTS AT LAW	47
10.03	INDEMNITY	47
10.03A	FIXED RATE TRANCHES	47
10.03B	FLOATING RATE TRANCHES	48
10.03C	GENERAL	48
10.04	NON-WAIVER	48
10.05	APPLICATION OF SUMS RECEIVED	48

ARTICLE 11 LAW AND JURISDICTION		48

11.01	GOVERNING LAW	48
11.02	JURISDICTION	48
11.03	AGENT OF SERVICE	49
11.04	EVIDENCE OF SUMS DUE	49

ARTICLE 12 FINAL CLAUSES		49

12.01	NOTICES TO EITHER PARTY	49
12.02	FORM OF NOTICE	49
12.03	COMPLETE AGREEMENT	50
12.04	PARTIAL INVALIDITY	50
12.05	THIRD PARTY RIGHTS	50
12.06	COUNTERPARTS	50
12.07	RECITALS, SCHEDULES AND ANNEXES	50
12.08	PLACE OF PAYMENT	51

SCHEDULE A	52

PROJECT SPECIFICATION AND REPORTING	52

A.1 TECHNICAL DESCRIPTION (ARTICLE 6.02)	52
A.2 INFORMATION DUTIES UNDER ARTICLE 8.01(A)	52

APPENDIX A.2	53

PROJECT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION	53

SCHEDULE B	55

DEFINITIONS OF EURIBOR AND LIBOR	55

SCHEDULE C	57

C.1 FORM OF DISBURSEMENT REQUEST (ARTICLE 1.02B)	57
C.2 FORM OF CERTIFICATE FROM BORROWER (ARTICLE 1.04b)	59

SCHEDULE D	60

D.1 FORM OF DISBURSEMENT REQUEST(ARTICLE 1.02D)	60

SCHEDULE D	62

D.2 FORM OF DISBURSEMENT NOTICE FOR BRL-LINKED TRANCHES (ARTICLE 1.02D)	62

THIS CONTRACT  IS MADE BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Mr. Patrick Walsh, Director. and Mr. Richard Amor, Legal Counsel	(the “Bank”)

of the first part, and

Tim Celular S.A., a company incorporated in Brazil, having its registered office at  Avenida Giovanni Gronchi , 7143  Vila   Andrade, São Paulo, SP (CEP 05724-006) represented by Mr. Francesco Mancini and Mr. Stefano D’Ovidio
(the “Borrower”)

of the second part.

WHEREAS:

(1)
The Borrower has stated that it is undertaking  an investment  programme  for the geographical coverage expansion and capacity increase of its GSM and UMTS mobile broadband networks in Brazil, as more particularly described in the technical description (the “Technical Description”) set out in Schedule A (the “Project”).

(2)
The Borrower is a company established in, and having its principal place of business in, Brazil and ultimately controlled by Telecom Italia SpA. At present, the Borrower provides cellular telecommunications services in Brazil, in seventeen (26) States and the in Federal District pursuant to licences granted by Agencia Nacional de Telecomunicações (“Anatel).

(3)
The total cost of the Project is estimated by the Bank to be approximately  EUR 1014 000 000 (one billion and fourteen million euros) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (M EUR)

Own funds	761

Term financing provided by Banco Nacional de Desenvolvimento Economico e Social - BNDES	153.0

Credit from the Bank	100

TOTAL	1014.0

(4)
In order to complete the financing, the Borrower, pursuant to the Asia and Latin America (1/2/2007-3112/2013) Mandate IV and the framework agreement signed between the  Federative Republic of Brazil and the Bank on 19th December 1994 and ratified by  Decreto Legislative No 85 of 30 May and Decreto Legislative No 1609 of 28 August, both 1995, the “Framework Agreement”) has requested from the Bank a loan to be made from the Bank’s own resources in an amount of EUR 200 000 000 (two hundred million euros).

(5)
Pursuant to the Framework Agreement, the Government of Brazil has acknowledged by letter dated 15 October 2010 that the financing granted under this finance contract (this “Contract”) falls within the scope of application of the Framework Agreement.

(6)
The Bank, being satisfied that the financing of the Project falls within the scope of its functions and conforms to the aims of the Framework Agreement and having regard to the matters recited above, has decided to give effect to the Borrower’s request by granting to the Borrower a credit in an amount of EUR 100 000 000 (one hundred million euros) under this Contract; for the avoidance of doubt it is noted that the Bank considered the Borrower’s request for a loan of EUR 200 000 000 (two hundred million euros) but taking into account the amount of project expenditure expected to be incurred during the availability period, the Parties agreed to a loan in the amount of EUR 100 000 000 (one hundred million euros).

(7)
The financial obligations of the Borrower hereunder are to be guaranteed by means of a guarantee and indemnity agreement  in respect of the Credit in form and substance satisfactory to the Bank (the “Guarantee” or the “Guarantee Agreement”) provided by a guarantor or guarantors acceptable to the Bank (each a “Guarantor”). Each Guarantor shall be a Qualifying Guarantor (as defined in Article 7.01).

(8)
TIM Participaçõoes S.A (“TIMP”), the Brazilian parent company of the Borrower, has agreed  to execute a guarantee  and indemnity  agreement, in form and substance satisfactory to the Bank, whereby it undertakes to further guarantee and indemnify the Bank for the financial obligations of the Borrower (the “TIMP Guarantee ).

(9)
According to Council/EP Decision 633/2009 on granting a Community guarantee to the Bank against all losses under loans and loan guarantees for projects  outside the Community, in the event of non-payment, the Community, by a guarantee, covers all payments not received by the Bank and due to it in relation to the Bank’s financing operations entered into with, inter alia, the Borrower (the “EC Guarantee”).

(10)	The Board of Directors of the Borrower has authorised the entry into this Contract and the undersigned has/have been duly authorised to execute this Contract on its behalf in the terms of Annex 1.

(11)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Community; and, accordingly, the terms and conditions of the Bank’s loan operations must be consistent with relevant European  Community policies. In accordance  with  the  Recommendations of  the Financial Action Task Force, as established within the Organisation for Economic Cooperation and Development, the Bank gives special attention to its transactions and its business relations in those cases where it provides finance (a) for a project located in a country that does not sufficiently apply those recommendations or (b) for a borrower or beneficiary resident in any such country.

(12)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances. The Bank has therefore established its Transparency policy, the purpose of which is to enhance the accountability of the EIB Group towards its stakeholders and the EU citizens in general, by giving access to the information that will enable them to understand its governance, strategy, policies, activities and practices.

NOW THEREFORE it is hereby agreed as follows:

INTERPRETATION AND DEFINITIONS
(a)	Interpretation
(i)
References in this Contract to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)	References in this Contract to a provision of law is a reference to that provision in full force and effect as amended from time to time or re-enacted.

(iii)
References in this Contract to any other agreement or instrument is a reference to that other agreement or instrument in full force and effect as amended from time to time, novated, supplemented, extended or restated.

(b)	Definitions

In this Contract:

“Acceptance Deadline” for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.

“Additional Prepayment Amount” means the greater of zero and the Swap Unwind Amount. “BLT Disbursement Request” has the meaning attributed to it in Article 1.02D1.

“Brazil” means the Federative Republic of Brazil.

“BRL-Linked Tranche” has the meaning attributed to it in Article 1.02D1.

“BRL Redeployment Rate” means the floating rate, expressed as three-month LIBOR USD plus a spread in effect on the Prepayment Date on the basis of which the Bank would make an offer to a borrower established in the country in which the Borrower is established for a USD loan having the same terms for the payment of interest and the same repayment profile to Maturity Date as the Prepayment Amount, less 15 basis points (0.15%).

“Business Day” means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.

“Change-of-Control Event” has the meaning given to it in Article 4.03A(3).

“Change-of-law Event” has the meaning given to it in Article 4.03A(4).

“Contract has the meaning given to it in Recital (5).

“Credit” has the meaning given to it in Article 1.01.

“Credit Rating” means any of the following ratings as assigned by a Rating Agency in respect of any Guarantor:

(a)	the rating assigned to a Guarantor’s most recent unsecured and unsubordinated medium or long term debt;

(b)	the Long Term Issuer Credit Rating (or equivalent) defined as such by Standard and Poor’s Rating Group or its successor;

(c)	the Corporate Credit Rating (or equivalent) defined as such by Standard and Poor’s Rating Group or its successor;

(d)	the Long Term Issuer Default Rating (or equivalent) defined as such by Fitch Ratings Limited or its successor;

(e)	the Long Term Issuer Rating (or equivalent) defined as such by Moody’s Investor Services, Inc. or its successor; or

(f)	the long Term Foreign Currency Deposit Rating (or equivalent) defined as such by Moody’s Investor Services, Inc. or its successor;

in each of the cases (b) to (f) above the terms defined shall be deemed to refer to any equivalent term irrespective of the definition given to it) and excludes any rating qualified by the terms “National Scale”, “NSR”, “Local”, “Local Currency”, “Domestic” or “Domestic Currency”.

“Disbursement Notice” means a notice from the Bank to the Borrower pursuant to and in accordance with Article 1.02C.

“Disbursement Request” means a notice substantially in the form set out in Schedule C.1.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case. required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties,

and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of. the party whose operations are disrupted.

“Eligible Swap Counterparty” means a dealer in swaps with whom the Bank has a valid swap master agreement in place (including such collateral agreements and credit support documents as may be required under the Bank’s credit policies) and with whom the Bank is prepared to transact.

“Environment” means the following, in so far as they affect human health and social well being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,

and includes, without limitation. occupational and community health and safety matters and working conditions

“Environmental Approval» means any permit, licence, authorisation, consent or other approval required by Environmental Law.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means:

(a)	EU law, standards and principles as specified by the Bank before the date of this Contract;

(b)	laws and regulations of Brazil; and

(c)	applicable international treaties,

of which a principal objective is the preservation, protection or improvement of the Environment (including international guidelines regarding electromagnetic field radiation such as established by ICNIRP, International Commission on Non-Ionising Radiation Protection).

“EURIBOR” has the meaning given to it in Schedule B.

“Final Availability Date means the date falling 6 (six) months after the date of signature of this Contract.

“Fixed Rate” means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest.

“Fixed Rate Tranche” means a Tranche on which Fixed Rate is applied.

“Floating Rate” means a fixed-spread floating interest rate, that is to say an annual interest rate equal to the Relevant Interbank Rate plus or minus the Spread, determined by the Bank for each successive Floating Rate Reference Period.

“Floating Rate Reference Period” means each period from one Payment Date to the next relevant Payment Date and the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.

“Floating Rate Tranche” means a Tranche disbursed on which Floating Rate is applied.

“Funding Swap” means, in respect of a BRL-Linked Tranche, a notional swap transaction between the Bank and an Eligible Swap Counterparty under which:

(a)
the Bank would, on the effective date of the swap, pay an amount in USD (the “USD Initial Exchange Amount”) calculated by reference to the principal amount of the BRL Linked Tranche at an exchange rate determined by the Bank (the “Original Exchange Rate”);

(b)	the Bank would, on the effective date of the swap, receive an amount in BRL equal to the amount of the relevant BRL-Linked Tranche (the “BRL Initial Exchange Amount”);

(c)
the Bank would make periodic payments in BRL throughout the life of the swap equal to the aggregate of (A) a sum equal to, in the case of a BRL-Linked Tranche that is due to be repaid by instalments, the scheduled repayments of principal on such BRL-Linked Tranche as they fall due pursuant to Article 4.01 (“BRL Principal Instalments”) and (B) a sum calculated as a fixed rate (the “BRL Periodic Rate”) on the BRL Initial Exchange Amount (minus any BRL Principal Instalments already paid) equal to the total rate of interest charged under this Contract on the relevant BRL Tranche pursuant to Article 3.01A;

(d)
the Bank would receive periodic payments in USD throughout the life of the swap equal to the aggregate of (A) a sum equal to, in the case of a BRL-linked Tranche that is due to be repaid by instalments, the USD equivalents of the BRL Principal Instalments (“USD Principal Instalments”) calculated at the Original Exchange Rate and (B) a sum calculated as a certain floating rate (the “USD Periodic Rate”) on the USD Initial Exchange Amount (minus any USO Principal Instalments already paid);

(e)
the Bank would, on the termination date of the swap, pay an amount in BRL equal to the BRL Initial Exchange Amount minus any BRL Principal Instalments already paid (the “BRL Final Exchange Amount”); and

(f)
the Bank would, on the termination date of the swap, receive an amount in USD equal to the USD Initial Exchange Amount minus any USO Principal Instalments already paid (the “USD Final Exchange Amount”).

Notwithstanding the foregoing, the swap transaction between the Bank and an Eligible Swap Counterparty will not actually involve payments in BRL but only payments of USD amounts calculated by reference to BRL All the payments in the contract that are denominated in BRL (i.e. disbursements, capital and interest payment, BRL cash flows in the funding and unwinding swap) must be converted into USD between 2 (two) and 15 (fifteen) business days before the payment date. The BRL/USD exchange rate is the BRL PTAX fixing as provided in Reuters page: BRLPTAX =“BRL PTAX” means that the spot rate will be the Brazilian Real/U.S. Dollar offered rate for U.S. Dollars, expressed as the amount of Brazilian Reais per one U.S. Dollar reported by the Central Bank of Brazil.

“Group” means TIMP and its Subsidiaries.

“Guarantee” has the meaning given to it in Recital(7).

“Guarantee Agreement” has the meaning given to it in Recital (7).

“Guarantor” has the meaning given to it in Recital(7).

“Indemnifiable Prepayment Event” means a prepayment event under Article 4.03A other than paragraph 4.03A(2).

“LIBOR” has the meaning given to it in Schedule B.

“Licence” means the licences held by the Borrower for the operation of its mobile telecommunications networks operating in the 2 100 / 850 MHz UMTS and 900/1 800 MHz GSM standard in Brazil.

“Loan” means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.

“Market Disruption Event” means in relation to a specific Notified Tranche:

(a)	there are, in the reasonable opinion of the Bank, exceptional circumstances adversely affecting the Bank’s access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding to fund such Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	In relation to Tranche in respect of which interest is payable at Floating Rate:

(A)
the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of a Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;

or

(B)
the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

“Material Adverse Change” means, any event or change of condition, which, has a material adverse effect on:

(a)	the ability of the Borrower or TIMP to perform its payment obligations under this Contract or the TIMP Guarantee;

(b)	the business or the financial condition of the Borrower, TIMP or the Group as a whole; or

(c)
the validity or enforceability of, or the effectiveness or ranking of, or the value of any security granted to the Bank, or the rights or remedies of the Bank under this Contract or the TIMP Guarantee.

“Maturity Date” means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iii) or Article 4.01B.

“Notified Tranche” means a Tranche in respect of which the Bank has issued a Disbursement Notice.

“Originating Event” has the meaning given in Article 4.02 of the Guarantee Agreement.

“Payment Date” means: the semi-annual dates specified in the Disbursement Notice until the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)
for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01 except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to this single instalment and last interest payment and only in this case, with adjustment to the interest due under Article 3.01; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.

“Prepayment Amount” means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A.

“Prepayment Date” means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.

“Prepayment Notice” means a written notice from the Borrower specifying, amongst other things, the Prepayment Amount and the Prepayment Date in accordance with Article 4.02A.

“Pricing Date” means in relation to a BRL-linked Tranche the date (such date to be a Business Day and to fall within the period defined in the proviso below) upon which the matters set out in the relevant BLT Disbursement Request are agreed, such agreement (that shall be confirmed in writing between the Bank and the Borrower) to take place during the course of a recorded telephone conference call between the Bank and the Borrower, it being understood that:

(a)	the Borrower shall specify the proposed Pricing Date in the BLT Disbursement Request for the relevant BRL-Linked Tranche;

(b)
if the matters set out in the relevant BLT Disbursement Request are not agreed on the date specified by the Borrower in the BLT Disbursement Request as the Pricing Date, the Pricing Date shall instead be the date on which the relevant matters are agreed; and

(c)	the agreement reached on the Pricing Date shall also be recorded in writing by the Bank at a later date, no longer than 5 days from the telephone conference call,

provided always that the Pricing Date shall occur during the Availability Period, no later than 7 (seven) days and not earlier than 14 (fourteen) days prior to the Scheduled Disbursement Date and that, if the Pricing Date shall not have occurred during such period, the relevant BLT Disbursement Request shall, unless otherwise agreed by the Bank, be of no effect.

“Project” has the meaning given to it in Recital (1).

“Rating Agency” means any of (a) Standard and Poor’s Ratings Group, (b) Fitch Ratings Limited and (c) Moody’s Investors Services, Inc. or their respective successors.

“Redeployment Rate” means the Fixed Rate in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months as the case may be, the bid point on the swap rates as published by Intercapital in Reuters for the related currency and observed by the Bank at the time of calculation will apply.

“Relevant Business Day” means:

(a)	for EUR, a day which is a TARGET DAY; and

(b)	for any other currency, a day on which banks are open for general business in the principal domestic financial centre of the relevant currency.

“Relevant Interbank Rate” means:

(a)	EURIBOR for a Tranche denominated in EUR;

(b)	LIBOR for a Tranche denominated in USD; and

(c)	the market rate and its definition chosen by the Bank and separately communicated to the Borrower, for a Tranche denominated in any other currency.

“Scheduled Disbursement Date” means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.

“Security Interest” means any mortgage, pledge, lien, charge, assignment in security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Spread” means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank and notified to the Borrower in the relevant Disbursement Notice.

“Swap Unwind Amount” means such amount as is notified by the Bank to the Borrower and agreed to be paid by the Borrower. If such notified amount is disputed, the Swap Unwind Amount shall be established by the Bank requesting three Eligible Swap Counterparties to quote a price for the Bank to enter into an Unwinding Swap and the Swap Unwind Amount shall be determined as follows: (i) it three quotations are provided, the Swap Unwind Amount shall be the arithmetic mean of the quotations received. , The Bank shall disclose to the Borrower the price quotations received from the Eligible Swap Counterparties but shall not be obliged to disclose the identity of such Eligible Swap Counterparties. If fewer than three quotations are obtained from Eligible Swap Counterparties, the Swap Unwind Amount shall be determined as the amount calculated by the Bank in good faith as constituting the costs and losses incurred (or, as the case may be, gains realised) by the Bank in connection with the unwinding of its hedging arrangements in relation to the relevant BRL-Linked Tranche.

“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Technical Description”( has the meaning given to it in Recital(1).

“TIMP” has the meaning given to it in Recital(8).

“TIMP Guarantee” has the meaning given to it in Recital (8).

“Tranche” means each disbursement made or to be made under this Contract.

“Unwinding Swap” means in respect of the relevant BRL-Linked Tranche a notional swap transaction with the same characteristics as the Funding Swap save that all payments made by the Bank in the Funding Swap will be made to the Bank in the Unwinding Swap and all payments made to the Bank in the Funding Swap will be made by the Bank in the Unwinding Swap, and save further that:

(i)	the amount equivalent to the BRL Initial Exchange Amount and BRL Final Exchange Amount shall be the principal amount outstanding of the BRL-Linked Tranche to be prepaid;

(ii)
the amount equivalent to the USD Initial Exchange Amount and USD Final Exchange Amount shall be the USD equivalent of the principal amount outstanding of the BRLLinked Tranche to be prepaid, calculated at the Original Exchange Rate;

(iii)	the rate equivalent to the BRL Periodic Rate shall be equal to the total rate of interest charged under this Contract on the relevant BRL-Linked Tranche pursuant to Article 3.01A;

(iv)	the rate equivalent to the USD Periodic Rate shall be the BRL Redeployment Rate; and

(v)
the effective date of the Unwinding Swap will be the prepayment date of the relevant BRL-Linked Tranche if such date was a Payment Date with respect to the relevant BRL linked Tranche or, if it was not a Payment Date with respect to the relevant BRL-linked Tranche, the immediately preceding Payment Date with respect to the relevant BRLLinked Tranche and the termination date of the Unwinding Swap will be the termination date of the relevant Funding Swap.

ARTICLE 1
Credit and Disbursements

1.01	Amount of Credit

By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, the credit in an amount of EUR 100 000 000 (one hundred million euros) for the financing of the Project (the “Credit”).

1.02	Disbursement procedure

1.02A	Tranches

The Bank shall disburse the Credit in up to 4 (four)Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of EUR 25 000 000 (twenty-five million euros).

1.02B	Disbursement Request

(a)
The Borrower may present to the Bank a Disbursement Request for the disbursement of a Tranche, to be received by the latest on or prior to 15 (fifteen) days before the Final Availability Date. The Disbursement Request shall be in the form set out in Schedule C and shall specify:

(i)	the amount and currency of the Tranche;

(ii)
the preferred disbursement date for the Tranche; such preferred disbursement date must be a Relevant Business Day falling at least 15 (fifteen) days after the date of the Disbursement Request and on or before the Final Availability Date, it being understood that the Bank may disburse the Tranche up to 4 (four) calendar months from the date of the Disbursement Request;

(iii)	whether the Tranche is a Fixed Rate Tranche or a Floating Rate Tranche, each pursuant to the relevant provisions of Article 3.01;

(iv)	the preferred terms for repayment of principal for the Tranche, chosen in accordance with Article 4.01;

(v)	the preferred first and last dates for repayment of principal for the Tranche; and

(vi)	the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02E.

(b)
If the Bank, following a request by the Borrower, has provided the Borrower, before the submission of the Disbursement Request, with a non-binding fixed interest rate or spread quotation to be applicable to the Tranche, the Borrower may also at its discretion specify in the Disbursement Request such quotation, that is to say:

(i)	in the case of a Fixed Rate Tranche, the aforementioned fixed interest rate previously quoted by the Bank; or

(ii)	in the case of a Floating Rate Tranche, the aforementioned spread previously quoted by the Bank,

applicable to the Tranche until the Maturity Date.

(b)	(bis) The Borrower may at its discretion specify in the Disbursement Request a maximum fixed interest rate or maximum spread applicable to the Tranche until the Maturity Date.

(c)	Each Disbursement Request shall be accompanied by evidence of the authority of the person or persons authorised to sign it and the specimen signature of such person or persons.

(d)	Subject to Article 1.02C(b), each Disbursement Request is irrevocable.

1.02C	Disbursement Notice

(a)
Not less than 10 (ten) days before the proposed Scheduled Disbursement Date of a Tranche the Bank shall, if the Disbursement Request conforms to this Article 1.02, deliver to the Borrower a Disbursement Notice which shall specify:

(i)	the currency, amount and EUR equivalent of the Tranche;

(ii)	the Scheduled Disbursement Date;

(iii)	the interest rate basis for the Tranche;

(iv)	the first interest Payment Date for the Tranche;

(v)	the terms for repayment of principal for the Tranche;

(vi)	the first and last dates for repayment of principal for the Tranche;

(vii)	the applicable Payment Dates for the Tranche; and

(viii)	for a Fixed Rate Tranche the Fixed Rate and for a Floating Rate Tranche the

Spread.

The Bank shall not issue a Disbursement Notice If the maximum fixed interest rate or the maximum spread indicated by the Borrower in the Disbursement Request pursuant to Article 1.028(b/bis) above cannot be made available by the Bank to the Borrower on the proposed date for disbursement indicated by the Borrower in the Disbursement Request, and shall inform the Borrower of such unavailability through its usual operational route.

(b)
If one or more of the elements specified in the Disbursement Notice does not reflect the corresponding element, if any, in the Disbursement Request, the Borrower may following receipt of the Disbursement Notice revoke the Disbursement Request by written notice to the Bank to be received no later than 12h00 Luxembourg time on the next Business Day and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect. If the Borrower has not revoked in writing the Disbursement Request within such period, the Borrower will be deemed to have accepted all elements specified in the Disbursement Notice.

(c)
If the Borrower has presented to the Bank a Disbursement Request in which the Borrower has not specified the fixed interest rate or spread as set out in Article 1.02B(b), the Borrower will be deemed to have agreed in advance to the Fixed Rate or Spread as subsequently specified in the Disbursement Notice. If the Borrower has presented to the Bank a Disbursement Request in which the Borrower has specified the maximum fixed interest rate or maximum spread referred to in Article 1.02B(b)/(bis), the Borrower will be deemed to have agreed in advance to the Fixed Rate or Spread as subsequently specified in the Disbursement Notice, to the extent that such Fixed Rate or Spread are equal to or less than the maximum fixed interest rate or maximum spread that were specified by the Borrower in the Disbursement Request.

1.02D	Disbursement Procedure for BRL-Linked Tranches

1.	BLT Disbursement Request

From time to time prior to the date falling thirty (30) days before the Final Availability Date and following satisfaction of all conditions to disbursement set out in Article 1.04A and 1.04B(a)(iii) and (iv), the Borrower may request disbursement of a Tranche in respect of which payments will be made in USD and be linked to the Brazilian Real (“BRL”) (such a Tranche being referred to as a “BRL-Linked Tranche”) by presenting to the Bank a duly completed and signed request (a “BLT Disbursement Request”), substantially in the form set out in Schedule D1.

Save where the evidence has been already supplied, the BLT Disbursement Request shall be accompanied by evidence of the authority of the signatory or signatories, together with their authenticated specimen signatures, and shall specify:

(i)	the proposed Pricing Date, provided that no BLT Disbursement Request may propose a Pricing Date which is within 3 Business Days of any other proposed Pricing Date;

(ii)	the requested BRL amount of the BRL-Linked Tranche (and the estimated equivalent USD amount);

(iii)	the preferred Scheduled Disbursement Date for such BRL-Linked Tranche, which shall be a date falling not less than twenty (20) Business Days after the date of the BLT Disbursement Request;

(iv)	the preferred principal repayment characteristics tor the BRL-Linked Tranche which may be on an amortizing or bullet basis provided that :

(a)
if the BLT Disbursement Request is for an amortizing BRL-Linked Tranche, the first repayment date shall fall no earlier than 4 (four) years after disbursement and the final repayment date shall fall no later than 10 (ten) years after disbursement; and

(b)	if the BLT Disbursement Request is for a bullet BRL-Linked Tranche, the repayment date shall fall no earlier than 3 (three) years and no later than 7 (seven) years after disbursement.

Any such BLT Disbursement Request must be accompanied by evidence of compliance with all then-applicable Central Bank registration requirements in respect of such BRL Linked Tranche.

2.	The Bank’s Offer

Following receipt of a BLT Disbursement Request, the Bank shall make such efforts as it shall deem reasonable to obtain financing or hedge offers from such counterparts in the capital markets as it shall deem fit enabling it to offer a BRL-Linked Tranche to the Borrower on terms substantially compatible with the terms requested in such BLT Disbursement Request.

The Bank shall be under no obligation to disclose any details of the efforts used or the counterparts contacted in respect of the foregoing and the Borrower acknowledges that the Bank may not be able to obtain suitable offers and makes no commitment in that respect.

If this should be the case, the Bank may inform the Borrower, prior to or on the proposed Pricing Date, that it is not able to offer a BRL-linked Tranche having characteristics that are substantially similar to those set out in the BLT Disbursement Request, in which case the relevant BLT Disbursement Request shall, unless otherwise agreed by the Bank, be of no effect;

3.	Occurrence of a Pricing Date

If a Pricing Date occurs with respect to a BLT Disbursement Request, the Bank will (subject to Articles 1.05 and 1.06) disburse the relevant Tranche on the relevant BRL Linked Scheduled Disbursement Date for such BRL-Linked Tranche pursuant to a Disbursement Notice in the form of Schedule D.2.

1.02E	Disbursement Account

Disbursement shall be made to the account of the Borrower as the Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).

Only one account may be specified for each Tranche.

1.03	Currency of disbursement

Subject to availability, the Bank shall disburse each Tranche in EUR or USD ( and in the case of BRL-Linked Tranches disbursement will always be made in USD) according to the currency selected by the Borrower in the relevant Disbursement Notice.

For the calculation of the sums available to be disbursed in USD, and to determine their equivalent in EUR, the Bank shall apply the exchange rate published by the European Central Bank in Frankfurt, on or within 5 Business Days before delivery of the Disbursement Notice.

1.04	Conditions of disbursement

1.04A	First Tranche

The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank in form and substance satisfactory to it, on or before the date falling 7 (seven) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(i)
evidence that all action necessary to exempt from taxation in Brazil all payments of principal, interest and other sums due to the Bank hereunder and to permit the payment of all such sums gross without deduction of tax at source shall have been taken;

(ii)	an original copy of the Guarantee duly executed by the Guarantor in accordance with Article 7.02 as well as adequate documentary evidence of the authority of the signatories of the Guarantor;

(iii)	the TIMP Guarantee duly executed together with a legal opinion on due execution of the TIMP Guarantee by TIMP and on the validity and enforceability of TIMP’s obligations under the TIMP Guarantee;

(iv)	evidence (i) of the appointment by the Borrower, TIMP, and each Guarantor of its agent for service of process in the United Kingdom and (ii) of the acceptance by the latter of its appointment;

(v)	evidence of the authority of the person or persons authorised to sign Disbursement Requests and the authenticated specimen signature of such person or persons in the form of Annex I and Annex II;

(vi)
legal opinions in the English language and in form and substance acceptable to the Bank from: (i) counsel to the Borrower regarding the due execution by, and, validity and enforceability as against the Borrower of this Contract (ii) counsel to the relevant Guarantor regarding the due execution by, and, validity and enforceability as against the Guarantor of the Guarantee; and (iii) counsel to TIMP regarding the due execution by, and, validity and enforceability as against TIMP of the TIMP Guarantee:

(vii)
evidence that (i) the Borrower has registered the terms and conditions of this Contract and the first Tranche to be disbursed under this Contract with the Central Bank of Brazil by means of the registration through the SISBACEN system named Registro de Operarações Financeiras (“ROF”) or any equivalent system applicable at the date of registration and that (ii) such ROF registration is valid and effective to allow the Borrower to receive the disbursement of the Tranche and, subsequently, to allow the Borrower to complement the ROF with the terms and conditions of the amortisation tables so as to enable the Borrower to comply in full with any of its payment obligations under or in connection with this Contract; and,

(viii)	evidence that insurances in accordance with the requirements of Article 6.05 are in place, in the form of certified true copies of the relevant insurances or insurance brokers letters.

1.04B	All Tranches

The disbursement of each Tranche under Article 1.02, including the first, is conditional upon:

(a)
receipt by the Bank in form and substance satisfactory to it, on or before the date falling 7 (seven) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from the Borrower in the form of Schedule C.2;

(ii)
a list of the contracts and invoices evidencing expenditure (net of taxes and duties payable in the Federative Republic of Brazil) already incurred or to be incurred within three (3) months from the Scheduled Disbursement Date by the Borrower in respect of items specified in the Technical Description as eligible for financing under the Credit, which contracts shall have been executed on terms reasonably satisfactory to the Bank having regard to the Bank’s Guide to Procurement (all such expenditure being herein referred to as “Qualifying Expenditure”) for a minimum aggregate value equal to or exceeding the amount of the Tranche to be disbursed by the Bank under this Contract; and, if requested by the Bank, certified true copies of invoices contracts and such other documents evidencing the said expenditure in the form of, inter alia, contracts and proof of payment;

(iii)
the Borrower has registered the terms and conditions of such further Tranche to be disbursed under this Contract with the Central Bank of Brazil by means of the registration through the ROF or any equivalent system applicable at the date of registration;

(iv)
the ROF obtained by the Borrower pursuant to Article 1.04A(vii) is valid and effective to allow the Borrower to receive the disbursement of such further Tranche and, subsequently, to allow the Borrower to complement the ROF with the Schedule of Payments in the appropriate “Schedule of Payments” screen so as to enable the Borrower to comply in full with any of its payment obligations under or in connection with this Contract;

(v)	that the Borrower has complemented the ROF with the Schedule of Payments for all previous Tranches disbursed under this Contract; and,

(vii)
a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Contract, the Guarantee and the TIMP Guarantee or the validity and enforceability of the same.

(b)	that on the date of the Disbursement Request and on the Scheduled Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.09 are correct in an respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:

(aa)	an event of default under Article 10.01, or

(bb)	a prepayment event under Article 4.03, or

(cc)	a Guarantor default event or an event as a result of which a Guarantor may become an Affected Guarantor, under Article 7.03,

has occurred and is continuing unremedied or unwaived or would result from the proposed Tranche.

(c)
on the date of the Disbursement Request and on the Scheduled Disbursement Date there is no event outstanding or prevailing which, with the lapse of time and the fulfilment of any other condition would constitute an Originating Event; and,

(d)	on the date of the Disbursement Request and on the Scheduled Disbursement Date, the Guarantor is a Qualifying Guarantor as defined in Article 7.02.

1.05	Deferment of disbursement

1.05A	Grounds for deferment

Upon the written request of the Borrower, the Bank shall defer the disbursement of any Notified Tranche in whole or in part to a date specified by the Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date. In such case, the Borrower shall pay the deferment indemnity as determined pursuant to Article 1.05B below.

Any request for deferment shall have effect in respect of a Tranche only if it is made at least 7 (seven) Business Days before its Scheduled Disbursement Date.

If any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date, and the Bank is of the opinion that it will not be satisfied, disbursement will be deferred to a date agreed between the Bank and the Borrower falling not earlier than 7 (seven) Business Days following the fulfilment of all conditions of disbursement.

1.05B	Deferment Indemnity

If the disbursement of any Notified Tranche is deferred, whether at the request of the Borrower or by reason of non-fulfilment of the conditions of disbursement, the Borrower shall, upon demand by the Bank, pay an indemnity on the amount of disbursement deferred. Such indemnity shall accrue from the Scheduled Disbursement Date to the actual disbursement date or, as the case may be, until the date of cancellation of the Notified Tranche in accordance with this Contract at a rate equal to R1 minus R2, where:

“R1” means the rate of interest that would have applied from time to time pursuant to Article 3.01 and the relevant Disbursement Notice, if the Tranche had been disbursed on the Scheduled Disbursement Date; and

“R2” means the Relevant Interbank Rate less 0.125% (12.5 basis points); provided that for the purpose of determining the Relevant Interbank Rate in relation to this Article 1.05, the relevant periods provided for in Schedule B shall be successive periods of 1 (one) month commencing on the Scheduled Disbursement Date.

Furthermore, the indemnity:

(a)	shall be calculated using the day count convention applicable to R1;

(b)	where R2 exceeds R1, shall be set at zero; and

(c)	shall be payable in accordance with Article 1.08.

1.05C	Swap Indemnity

If the disbursement of any BRL-Linked Tranche for which a Pricing Date has occurred is deferred, suspended, or cancelled, the Borrower shall, upon demand by the Bank, pay to the Bank the sum, as notified by the Bank to the Borrower, of the amounts calculated by cumulating:

(a)
such amount certified by the Bank as being the cost incurred by the Bank for deferring, cancelling or unwinding its hedging arrangements relating to such BRL Linked Tranche, such cost not to exceed the Additional Prepayment Amount (the Additional Prepayment Amount being a reference to payment due from the Borrower to the Bank and excluding any case where a payment might be due by the Bank under the unwinding process referred to in the definition of Unwinding Swap) in respect of the amount of the BRL-Linked Tranche the disbursement of which is deferred or suspended; and

(b)	the properly incurred and documented legal and documentation expenses incurred by the Bank (if any) in connection with such deferment or suspension.

1.050	Cancellation of a disbursement deferred by 6 (six) months

The Bank may, by notice in writing to the Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06	Cancellation and suspension

1.06A	Borrower’s right to cancel

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of a Notified Tranche which has a Scheduled Disbursement Date falling within 7 (seven) Business Days of the date of the notice.

1.06B	Bank’s right to suspend and cancel

The Bank may, by notice in writing to the Borrower, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect

(i)	upon the occurrence of an event or circumstance mentioned in Article 4.03A or 10.01; or

(ii)	if a Material Adverse Change occurs.

(iii)	if an event which, with the lapse of time and the giving of notice under this Contract would constitute an Originating Event is, in the reasonable opinion of the Bank, imminent or prevailing;

(iv)	if the warranties and undertakings regarding Integrity (Article 6.12) and Investigations (Article 8.05) shall not have been performed;

Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.

1.06C	Indemnity for suspension and cancellation of a Tranche

1.06C(1)	SUSPENSION

If the Bank suspends a Notified Tranche. whether upon an Indemnifiable Prepayment Event or an event mentioned in Article 10.01, the Borrower shall indemnify the Bank under Article 1.05B.

1.06C(2)	CANCELLATION

If pursuant to Article 1.06A, the Borrower cancels:

(a)	a Fixed Rate Tranche which is a Notified Tranche, it shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate Notified Tranche or any part of the Credit other than a Notified Tranche, no indemnity is payable.

If the Bank cancels a Fixed Rate Tranche which is a Notified Tranche upon an lndemnifiable Prepayment Event or pursuant to Article 1.050, the Borrower shall indemnify the Bank under Article 4.02B. If the Bank cancels a Notified Tranche upon an event mentioned in Article 10.01, the Borrower shall indemnify the Bank under Article 10.03. Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.

An indemnity shall be calculated on the basis that the cancelled amount is deemed to have been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

1.07	Cancellation after expiry of the Credit

Any time after the Final Availability Date, the Bank may by written notice to the Borrower and without liability arising on the part of either party, cancel such amount of the Credit in respect of which no Disbursement Request has been made in accordance with Article 1.02B.

1.08	Sums due under Article 1

Sums due under Articles 1.05 and 1.06 shall be payable in EUR. They shall be payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank’s demand.

ARTICLE 2
The Loan

2.01	Amount of Loan

The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.02	Currency of repayment, interest and other charges

Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed with the exception of BRL-Linked Tranches in respect of which payments will be made in USD.

Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.1

2.03	Confirmation by the Bank

Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the disbursement date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

1 For example, if we Incur legal expenses in local currency, we may request reimbursement in local currency.

ARTICLE 3
Interest

3.01	Rate of interest

Fixed Rates and Spreads are available for periods of not less than 4 (four) years or, in the absence of a repayment of principal during that period, not less than 3 (three) years.

3.01A	Fixed Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate semi-annually in arrears on the relevant Payment Dates as specified in the Disbursement Notice, commencing on the first such Payment Date following the date on which the disbursement of the Tranche was made. If the period from the date on which disbursement was made to the first Payment Date is 30 (thirty) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

Interest shall be calculated on the basis of Article 5.01(a) at an annual rate that is the Fixed Rate.

Interest on the BRL-Linked Tranches shall accrue and be calculated only pursuant to this Article 3.01A

3.01B	Floating Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate semi-annually in arrears on the relevant Payment Dates, as specified in the Disbursement Notice commencing on the first such Payment Date following the date of disbursement of the Tranche. If the period from the date of disbursement to the first Payment Date is 30 (thirty) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.

The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.

If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.

Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b).

3.02	Interest on overdue sums

Without prejudice to Article 10 and by way of exception to Article 3.01, interest shall accrue on any overdue sum payable under the terms of this Contract from the due date to the date of payment at an annual rate equal to the Relevant Interbank Rate plus 2% (200 basis points) and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule 8 shall be successive periods of one month commencing on the due date.

However, interest on a Fixed Rate Tranche shall be charged at the annual rate that is the sum of the rate defined in Article 3.01A plus 0.25% (25 basis points) if that annual rate exceeds, for any given relevant period, the rate specified in the preceding paragraph.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.03	Market Disruption Event

If at any time between the date of issuance by the Bank of a Disbursement Notice in respect of a Tranche, and the date falling two Business Days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify to the Borrower that this clause has come into effect. In such case, the rate of interest applicable to such Notified Tranche until the Maturity Date, shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

In each case the Spread or Fixed Rate previously notified by the Bank in the Disbursement Notice shall be no longer applicable.

ARTICLE 4
Repayment

4.01	Normal repayment

4.01A	Repayment by instalments

(a)
The Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)	repayment shall be made by equal, semi-annual instalments of principal;

(ii)
the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 days from the Scheduled Disbursement Date (or, in case of deferment, the actual disbursement date) and not later than the first Payment Date immediately following the second anniversary of the Scheduled Disbursement Date of the Tranche;

(iii)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 12 (twelve) years from the Scheduled Disbursement Date; and,

(iv)	in respect of a BRL-Linked Tranche, the last repayment date shall be determined in accordance with Article 1.02D1(iv)(a).

4.01B	Single instalment

Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Notice, being a date falling not less than 3 (three) years or more than 7 (seven) years from the Scheduled Disbursement Date.

4.02	Voluntary prepayment

4.02A	Prepayment option

Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Notice with at least 1 (one) month’s prior notice specifying the Prepayment Amount and the Prepayment Date.

Subject to Article 4.02C the Prepayment Notice shall be binding and irrevocable.

4.02B	Prepayment indemnity

4.02B(1)	FIXED RATE TRANCHE

If the Borrower prepays a Fixed Rate Tranche, other than a BRL-Linked Tranche the Borrower shall pay to the Bank on the Prepayment Date an indemnity equal to the present value (as of the Prepayment Date) of the excess, if any, of:

(a)	the interest that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Maturity Date, if it were not prepaid; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).

The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.

With respect to BRL-linked Tranches, in respect of each prepayment Amount, the Borrower shall pay to the Bank on the prepayment Date an indemnity equal to the Additional Prepayment Amount.

4.02B(2)	FLOATING RATE TRANCHE

The Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.

4.02C	Prepayment mechanics

The Bank shall notify the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date, of the Prepayment Amount, of the accrued interest due thereon and of the indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due.

Not later than the Acceptance Deadline, the Borrower shall notify the Bank either:

(a)	that it confirms the Prepayment Notice on the terms specified by the Bank; or

(b)	that it withdraws the Prepayment Notice.

If the Borrower gives the confirmation under paragraph (a) above, it shall effect the prepayment. If the Borrower withdraws the Prepayment Notice or fails to confirm it in due time, it may not effect the prepayment. Save as aforesaid, the Prepayment Notice shall be binding and irrevocable.

The Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount.

The Prepayment Amount shall be applied pro rata to each outstanding instalment.

4.020	Prepayment Mechanics of a BRL-Linked Tranche

Withrespect to a prepayment of a BRL-Linked Tranche, the Bank shall notify the Borrower in writing, not later than 15 (fifteen) days prior to the Prepayment Date before 17:00 hours on the relevant day, of the Prepayment Amount, accrued interest thereon and the Additional Prepayment Amount (the Additional Prepayment Amount being a reference to payment due from the Borrower to the Bank and excluding any case where a payment might be due by the Bank under the unwinding process referred to in the definition of Unwinding Swap).

Not later than 30 (thirty) minutes after the time of receipt of such notice, the Borrower shall notify the Bank either:

(a)	that it confirms the Prepayment Notice on the terms specified by the Bank; or

(b)	that it withdraws the Prepayment Notice.

If the Borrower gives the confirmation under (a), it shall effect the prepayment by payment of the amounts referred to in the first paragraph above. If the Borrower withdraws the Prepayment Notice or fails to confirm it in due time, it may not effect the prepayment. Save as aforesaid, the Prepayment Notice shall be binding and irrevocable.

4.03	Compulsory prepayment

4.03A	Grounds for prepayment

4.03A(1)	PROJECT COST REDUCTION

If the total cost of the Project should be reduced from the figure stated in Recital (3) to a level at which the amount of the Credit exceeds 50% (fifty per cent) of such cost, the Bank may in proportion to the reduction forthwith, by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

4.03A(2)	PARI PASSU TO Non-EIB Financing

If the Borrower (or any other member of the Group) voluntarily prepays (for the avoidance of doubt, prepayment shall include repurchase or cancellation where applicable) a part or the whole of any other Non-EIB Financing and:

-such prepayment is not made within a revolving credit facility (save for cancellation of the revolving credit facility);

-such prepayment is not made out of the proceeds of a loan having a term at least equal to the unexpired term of the Non-EIB Financing prepaid; and

-following such prepayment the aggregate of the outstanding Loan any other direct loans from the Bank to the Group constitutes more than fifteen percent (15%) of the aggregate outstanding Non-EIB Financing of the Group, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article, “Non-EIB Financing” includes any loan, (save for the Loan and any other direct loans from the Bank to the Borrower or any member of the Group), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to the Borrower or any member of the Group for a term of more than 5 (five) years

4.03A(3)	CHANGE OF CONTROL

The Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred or is likely to occur in respect of itself or TIMP. At any time after the occurrence of a Changeof-Control Event, the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

In addition, if the Borrower has informed the Bank that a Change-of-Control Event is about to occur, or if the Bank has reasonable cause to believe that a Change-of-Control Event is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation, or (b) at any time thereafter, upon the occurrence of the anticipated Change-of-Control Event the Bank may, by notice to the Borrower, cancel the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article:

(a)	a “Change-of Control Event” occurs if:

(i)	any person or group of persons acting in concert gains control of the Borrower or of the entity directly or ultimately controlling the Borrower; or

(ii)	Telecom ltalia SpA ceases to control directly or indirectly more than 50% (fifty per cent) of the issued share capital of the Borrower and TlMP.

(b)	“acting In concert” means acting together pursuant to an agreement or understanding (whether format or informal); and

(c)
“control” means (a) the ownership of more than fifty percent (50%) of the share capital or the voting rights of an entity; or (b) the power to appoint or remove the majority of members of the governing bodies of an entity.

4.03A(4)	CHANGE OF LAW

The Borrower shall promptly inform the Bank if a Change-of-law Event has occurred or is likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and demand prepayment of the loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

For the purposes of this Article “Change-of-Law Event” means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the opinion of the Bank, would materially impair the Borrower’s ability to perform its obligations under this Contract or any Guarantee or security provided in respect of this Contract.

4.03A(5)	MODIFICATION/LOSS-OF LICENCE EVENT

If the Borrower is informed, or has reasonable grounds to believe that a Modification/Loss of-Licence Event (as defined below) has occurred, or is likely to occur, the Borrower shall promptly inform the Bank. Upon receipt of such information, or, if earlier, in case a Modification/Loss-of-licence Event has occurred or is about to occur, the Bank may demand that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request.

If. after such consultation, or if otherwise, after the elapse of 30 (thirty) days from the date of request for such consultation from the Bank, the Bank is of the reasonable opinion that the Modification/loss-of-Licence Event is likely affect the Borrower’s ability to complete the Project, the Bank may by notice to the Borrower, forthwith suspend and/or cancel the Credit or demand prepayment of the Loan.

The Borrower may request in writing confirmation from the Bank as to whether it intends to demand such a consultation pursuant to this paragraph 5 and the Bank shall confirm in writing to the Borrower as soon as is reasonably practicable either that it does not consider that a Modification/Loss-of-Licence Event has occurred or that it considers that a Modification/Loss-of-Licence Event has occurred and accordingly that the above mentioned consultation process shall commence.

The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

“Modification/Loss-of-Licence Event” means, with respect to the Borrower that the Licence is:

(a)	terminated, suspended or revoked or does not remain in full force and effect or otherwise expires; or,

(b)	declared to be unlawful or contrary to regulation or substantially and adversely modified,

and in case of any such termination, suspension, revocation, repudiation, unlawfulness or substantial modification, the Licence has not been renewed, replaced or restored at the latest by the date falling 3 (three) months after the occurrence of the relevant event listed in paragraphs (a) to (b).

4.03A(6)	MERGER

The Borrower shall promptly notify the Bank in case a Merger Event occurs or is about to occur.

If the Borrower has informed the Bank that a Merger Event has occurred is about to occur, or if the Bank has reasonable grounds for believing that a Merger Event has occurred or is about to occur, the Bank may request consultations with the Borrower. Such consultations shall take place within 30 (thirty) days from the date of request by the Bank. After the date falling 30 (thirty) days after the date of request for consultations the Bank may, by notice to the Borrower, cancel the undisbursed portion of the Credit and request prepayment of the Loan, together with accrued interest thereon and any other sum due or accrued under this Contract.

The Borrower shall pay the requested amount on the date specified by the Bank, which shall not fall before 30 (thirty) days from the date of the Bank’s request

For the purposes of this Agreement, a “Merger Event” means any amalgamation, demerger, merger or corporate reconstruction regarding the Borrower or the Group, but excluding any such operation where the result of the aforementioned operation would be: (i) that the Borrower continues to exist as the same legal entity as at the date of this Contract; (ii) that the Borrower’s business remains that of operating the licences; and, (iii) that the operation concerned and the Group’s structure following the operation have been approved by Brazilian competent regulatory authorities.

4.03A(7)	ILLEGALITY

If:

(a)	it becomes unlawful in any applicable jurisdiction tor the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan; or

(b)	the Framework Agreement, the Mandate or the EU Guarantee is:

(i)	no longer valid or in full force and effect;

(ii)	in respect of the Framework Agreement, repudiated by the Host Government or not binding on the Host Government in any respect;

(iii)	in respect of the EU Guarantee, if the conditions for cover under the EU Guarantee are not fulfilled; or

(iv)	not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms the Bank shall promptly notify the Borrower and the Bank may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan on the date indicated by the Bank in its notice to the Borrower, such date to be not earlier than 60 (sixty) days after the date of the notice unless otherwise agreed by the Parties.

4.03A(8)	MATERIAL ADVERSE CHANGE

If a Material Adverse Change occurs, as compared with the Borrower’s or TIMP’s condition at the date of this Contract the Bank may by notice to the Borrower, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

4.03B	Prepayment mechanics

Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C, shall be paid on the date indicated by the Bank in its notice of demand and shall be applied in accordance with Article 10.05.

4.03C	Prepayment Indemnity

In the case of an lndemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.

If, moreover, pursuant to any provision of Article 4.03A the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

4.04	General

A prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

ARTICLE 5
Payments

5.01	Day count convention

Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	for a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days; and

(b)	for a Floating Rate Tranche, a year of 360 (three hundred and sixty) days and the number of days elapsed.

5.02	Time and place of payment

Unless otherwise specified, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the Borrower’s receipt of the Bank’s demand.

Each sum payable by the Borrower under this Contract shall be paid to the respective account notified by the Bank to the Borrower. The Bank shall indicate the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.

A sum due from the Borrower shall be deemed paid when the Bank receives it.

5.03	Set-off

The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

5.04	Disruption to Payment Systems

If either the Bank reasonably determines that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)
the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)
the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)
the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.

5.05.	Exceptional Payment by means of Substitute Financial Asset

A.	Definitions

For the purposes of this Article 5.05, the following terms have the meanings respectively ascribed to them:

“SFA” means a substitute financial asset in the form of either:

(a)	a deposit:

(i)
freely disposable by the Bank and made irrevocably in favour of the Bank with the Central Bank of Brazil, or with any other authority or legal entity for the time being entrusted with the relevant functions of a central bank in Brazil; or

(ii)
held on an account in the name of the Bank at such other credit institution licensed to exercise banking activities in Brazil, as the Bank shall promptly notify to the Borrower upon the latter’s request;

or, at the discretion of the Bank:

(b)	an instrument constituting a claim by the Bank on an acceptable credit institution in Brazil or any third country.

“Convertible SFA” means an SFA denominated in the currency of the Prevented Payment or other convertible currency acceptable to the Bank.

“Host Government” means an authority having at any relevant time effective control of all or part of the territory of Brazil or any political or territorial subdivision or public authority thereof or any other entity in or of Brazil on which regulatory, executive or judicial powers are conferred by the laws of Brazil.

“Local Currency SFA” means an SFA denominated in the currency of Brazil.

“Non-Transfer of Currency” and “NTC Event” means:

(a)
any action by the Host Government which prevents the Borrower from converting funds in local currency into the currency of any sum due under this Contract or into a freely convertible currency or into another currency deemed acceptable by the Bank or from transferring outside Brazil the local currency concerned or the currency into which the local currency has been converted, for the purpose of paying any sum due under this Contract; or

(b)	any failure by the Host Government to take action with a view to effecting or allowing such conversion or such transfer by or on behalf of the Borrower;

in circumstances where:

(i)	the Borrower is able freely and lawfully to avail itself within Brazil of the local currency or other currency into which the local currency has been converted; and

(ii)	the Borrower has without success for a period of 30 (thirty) days endeavoured by all reasonable means to complete the necessary legal formalities to effect the transfer or conversion.

“Potential NTC Event” means an event which with the lapse of time or the fulfilment of any condition would constitute a NTC Event.

“Prevented Payment” means a sum that the Borrower is due to pay to the Bank, other than a sum due under Article 4.02, but which it is prevented from paying by reason of a Potential NTC Event or an NTC Event.

B.	Procedures In case of Potential NTC Event or NTC Event

As soon as the Borrower becomes aware that any sum that it is due to pay to the Bank under this Contract is or will be a Prevented Payment, it shall so notify the Bank. Furthermore, the Borrower:

(a)
shall, within 5 (five) Business Days after the due date of the said sum (or such longer period as the Bank may agree), provide the Bank with evidence of the relevant Potential NTC Event or NTC Event and, if the Bank so requires from the Borrower after examining that evidence, shall within a like interval provide the further evidence so required; and

(b)
shall, within 5 (five) Business Days following receipt of notice by the Borrower to the effect that the Bank accepts that a Potential NTC Event or NTC Event has occurred and is continuing and that the sum in question is a Prevented Payment, create a Convertible SFA in the amount of the Prevented Payment or, if the Bank by such notice informs the Borrower that it is satisfied, having regard to any evidence supplied by the Borrower, that the laws and regulations in force in Brazil do not allow the creation of a Convertible SFA, a Local Currency SFA having a value equivalent to that of the Prevented Payment;

provided that the Bank shall endeavour to specify its further requirements, if any, envisaged in indent (a) above within 5 (five) Business Days following receipt of the evidence first furnished by the Borrower and endeavour to give the notice envisaged in indent (b) within a like interval after receiving the required evidence.

The required amount of the Local Currency SFA shall be determined by applying the exchange rate generally applicable to an authorised purchase of the currency of the Prevented Payment with the currency of the Local Currency SFA on either (i) the date of the establishment of the Local Currency SFA or, failing that, (ii) the most recent date on which such a rate was effectively available to the Borrower.

The creation of the SFA shall not constitute payment. The Bank may suspend disbursement pending receipt of further required evidence. It may, however, not exercise its right pursuant to Article 1.06B or 10.01A(a) on the sole ground of the Borrower’s failure to pay the Prevented Payment, unless it has given 3 (three) Business Days written notice to the Borrower, stating either (i) that the Bank is not satisfied, upon the basis of evidence furnished, that the payment in question is a Prevented Payment or (ii) that the SFA has not been duly created by or on behalf of the Borrower in form and amount acceptable to the Bank.

Furthermore, if events constituting a Potential NTC Event or NTC Event continue for a continuous period of 6 (six) months following the due date of a Prevented Payment, the Bank may by written notice to the Borrower cancel the undisbursed portion of the Credit. For cancellation on that ground, no commission shall be payable.

C.	The Bank’s Determination of NTC Event

Having regard to the facts prevailing on the date (the “Event Date”) which is the later of (i) the date falling 15 (fifteen) days following the constitution of the SFA pursuant to Article 5.05A and B above and (ii) the date falling 30 (thirty) days from the due date of the Prevented Payment, the Bank shall within 5 (five) Business Days from the Event Date notify the Borrower as to whether or not the Bank is satisfied that:

(a)	the Borrower’s payment default was caused by the occurrence of a Potential NTC Event or an NTC Event; and

(b)           the following conditions are met, namely that:

(i)
he Borrower continues to suffer from the effects of a Potential NTC Event or an NTC Event in respect of the Prevented Payment and has done so continuously since the date of the Borrower’s payment default; and

(ii)	at all material times the Borrower has diligently endeavoured to make the payment by all legal means available to it.

If the Bank is satisfied on all such points, the said notice shall contain a statement to the effect that the SFA constitutes full and final discharge of the Borrower for the Prevented Payment.

If the Bank requires additional time to determine whether the abovementioned points are satisfied and whether or not to make such a demand, it may so notify the Borrower. If the Bank is not satisfied on all such points, it shall so notify the Borrower and may demand that the Borrower make the Prevented Payment.

The Borrower shall forthwith make the payment in full. Furthermore, if the Bank makes such a demand:

(i)	interest shall accrue on the Prevented Payment from its original due date to the actual date of payment at the rate applicable under Article 3.01;

(ii)	the Borrower shall compensate the Bank for any loss or expense incurred by it as a consequence of the Borrower’s initial payment default; and

(iii)
within 15 (fifteen) Business Days following the date of making of the Prevented Payment by the Borrower under this Article 5.05C, the Bank shall, to the extent possible, assign or transfer to the Borrower the SFA and all interest thereupon accrued, net of any loss or expense incurred by the Bank in connection therewith.

ARTICLE 6
Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

A.	Project undertakings

6.01	Use of Loan and availability of other funds

The Borrower shall use all amounts borrowed by it under the Loan for the execution of the Project.

The Borrower shall ensure that it has available to it the other funds listed in Recital 3 and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project

The Borrower shall carry out the Project in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.

6.03	Increased cost of Project

If the total cost of the Project exceeds the estimated figure set out in Recital (3), the Borrower shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure

The Borrower undertakes to purchase equipment, secure services and order works for the Project by open international tender or other acceptable procurement procedure complying, to the Bank’s satisfaction, with its policy as described in its Guide to Procurement in force at the date of this Contract.

6.05	Continuing Project undertakings

The Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all property forming part of the Project as required to keep it in good working order;

(b)
Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all or substantially all the assets comprising the Project and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank’s interests as lender to the Borrower and provided further that the Bank’s consent shall not be required in the event of replacement or renewal of such assets in line with technologically required evolutions;

(c)	Insurance: insure all works and property forming part of the Project with first class insurance companies in accordance with the most comprehensive relevant industry practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all permits necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	Implement and operate the Project in compliance with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals.

(f)	EU law:

executeand operate the Project in accordance with the relevant standards of EU law to !he extent implemented by the laws of Brazil or specified by the Bank prior to the date of this Contract.

B.	General undertakings

6.06	Disposal of assets

(a)
Except as provided below, the Borrower shall not either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets

(b)	Paragraph (a) above does not apply to any disposal of assets for fair market value and at arm’s length:

(i)
the aggregate book value of which, during the life of the Loan, does not exceed an amount equivalent to 15% (fifteen per cent) of the Group’s consolidated net tangible fixed assets as reflected in the latest audited consolidated financial statements of the Borrower prior to the signature of this Contract;

(ii)	made in the ordinary course of trading of the disposing entity;

(iii)	made in exchange tor other assets comparable or superior as to type, value and quality; or,

(iv)	made with the prior written consent of the Bank,

in each case other than assets forming part of the Project pursuant to Article 6.05(b) and all shares in subsidiaries holding assets forming part of the Project which may not be disposed of.

For the purposes of this Article, “dispose” and “disposal” includes any act effecting sale, transfer, lease or other disposal.

6.07	Compliance with laws

The Borrower and TIMP under the Guarantee shall comply in all material respects with all laws and regulations to which it or the Project is subject.

6.08	Change in business

The Borrower shall procure that no substantial change is made to the core business of the Borrower or the Group as a whole from that carried on at the date of this Contract.

6.09	General Representations and Warranties

The Borrower represents and warrants to the Bank that:

(a)
it is duly incorporated and validly existing as a company “sociedade anonima” with limited liability under the laws of Brazil and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)
it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	this Contract constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract do not and will not:

(i)	contravene or conflict in any material respect with any existing applicable law, or regulation, or any judgement, decree or authorisation to which it is subject;

(ii)
contravene or conflict in any material respect with, or result in any material breach of any of the terms of, or constitute a material default under any other agreement or other instrument binding upon it which might reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Contract;

(iii)	contravene or conflict with any provision of its statutes or by-laws;

(e)
the latest available consolidated audited accounts of the Borrower and TIMP have been prepared on a basis consistent with previous years and have been approved by its auditors as representing a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower and TIMP;

(f)	there has been no Material Adverse Change since 23 March 2011;

(g)	no event or circumstance which constitutes an event of default under Article 10.01 has occurred and is continuing unremedied or unwaived;

(h)
no material litigation, arbitration, administrative proceedings or investigation is current or to the best of its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award;

(i)
it has obtained all necessary material consents, authorisations, licences or approvals of governmental or public bodies or authorities in connection with this Contract and the Project and all such consents, authorisations, licences or approvals are in full force and effect and admissible in evidence;

(j)
at the date of this Contract, no Security Interest exists over its assets or over those of the Group save as reflected in the latest audited financial statements of the Borrower and TIMP prior to the date of the Contract;

(k)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally; and

(l)
it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it not previously disclosed to the Bank;

(m)	no loss of rating clause, financial covenants or cross-default provision concluded with any other lender of the Borrower are more restrictive than the ones contained in the Contract; and

(n)	to the best of its knowledge, there is no event outstanding, imminent or prevailing which, with the lapse of time and the fulfilment of any other condition would constitute an Originating Event.

The representations and warranties set out above shall survive the execution of this Contract and are, except paragraph (f) above, deemed repeated on each Scheduled Disbursement Date and on each Payment Date.

6.10	Auditing of Financial Statements

The Borrower undertakes, that it shall ensure that its accounting records fairly reflect, in accordance with IFRS, the operations relating to the financing and execution of the Project. The Borrower further undertakes that its annual financial statements (annual report, balance sheet and profit and loss account) shall be audited by PWC or otherwise by an independent internationally reputable auditor and that the Borrower will promptly notify the Bank upon any change of its auditors.

6.11	Borrower’s Declaration

The Borrower declares that, to the best of its knowledge and belief, and after making due enquiry, no material funds invested in the Borrower’s share capital is of illicit origin and likewise declares that no material funds specified in Recital (3) is of illicit origin. It furthermore undertakes promptly to inform the Bank, if it should at any time acquire information of an illicit origin for any such fund.

The Borrower notes the policy of the Bank to pass information on its clients’ transactions to the competent authorities in circumstances where EU law would require regulated financial institutions to do so.

6.12	Integrity Commitment

The Borrower warrants and undertakes that it has not committed, and no person to its present knowledge has committed, any of the following acts and that it will not commit, and no person, with its consent or prior knowledge, will commit any such act, that is to say:

(i)
the offering, giving, receiving or soliciting of any improper advantage to influence the action of a person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with those elements of the Project described in the Technical Description; or

(ii)
any act which improperly influences or aims improperly to influence the procurement process or the implementation of the Project to the detriment of the Borrower, including collusion between tenderers.

For this purpose, the knowledge of any member of the board of directors of the Borrower or the officer of the Borrower mentioned in Article 12.01 shall be deemed the knowledge of the Borrower.

The Borrower undertakes to inform the Bank if it should become aware of any fact or information suggestive of the commission of any such act.

The Borrower will institute, maintain and comply with internal procedures and controls in compliance with applicable national laws and best practices, for the purpose of ensuring that no transaction is entered with, or for the benefit of, any of the individuals or institutions named on updated lists of sanctioned persons promulgated by the United Nations Security Council or its committees pursuant to Security Council Resolutions 1267 (1999), 1373 (2001) (www.un.org/terrorism) and/or by the Council of the EU pursuant to its Common Positions 2001/931/CSFP and 2002/402/CSFP and their related or successor resolutions and/or implementing acts in connection with financing of terrorism matters.

ARTICLE 7
Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.01	TIMP Guarantee

The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the TIMP Guarantee in form and substance satisfactory to it, whereby TIMP unconditionally guarantees the due performance of the Borrowers financial obligations under this Contract. The Borrower hereby acknowledges and consents to the terms of the TIMP Guarantee.

7.02	Guarantee and indemnity

The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee Agreement in form and substance satisfactory to it whereby the Guarantors unconditionally guarantees the due performance of the Borrower’s financial obligations under this Contract. Each Guarantor shall be a Qualifying Guarantor.

For the purposes of this Article, “Qualifying Guarantor” means a bank or other financial institution that satisfies one of the following conditions:

(a)	at the time of issue of the Guarantee, or, as the case may be, at the time it accedes to the Guarantee:

(i)	each Credit Rating that it holds is not lower than:

1) A-, where the rating is assigned by Standard and Poor’s Rating Group or its successor;

2) A3, where the rating is assigned by Moody’s Investors Service, Inc. or its successor; and

3) A-, where the rating is assigned by Fitch Ratings Limited or its successor;

 and

(ii)	that such bank or other financial institution is in other respects acceptable to the Bank; or

(b)
is accepted by the Bank by notice in writing, with a copy to the Borrower, subject to the conditions the Bank may in its discretion deem appropriate, and to the acceptance of the terms of notice by the Guarantor and acknowledgement by the Borrower.

7.03	Other collateral and substitution of Guarantor

7.03A	Loss of qualifying status

If, in respect of any Qualifying Guarantor:

(a)	any Credit Rating is lower than the respective Credit Rating specified in Article 7.02(a)(i);

(b)	all of the Credit Ratings of two or more Rating Agencies specified under Article 7.02(a)(i) cease to be published;

(c)
in the reasonable opinion of the Bank such Qualifying Guarantor has suffered a material adverse change since becoming a Qualifying Guarantor or has failed to comply with any condition specified in the Bank’s notice of acceptance delivered under Article 7.02(b); or

(d)	its obligations under the Guarantee cease to be valid, legal and enforceable obligations,

the Bank may at any time thereafter demand that the Borrower shall, within a period of time specified in the Bank’s notice, being at least 30 (thirty) days, either:

(a)	procure the replacement of the Qualifying Guarantor affected by any such event (the “Affected Guarantor”) by a Qualifying Guarantor; or

(b)
save in the case of paragraph (d) of this Article 7.03A procure that the Affected Guarantor provides security in favour of the Bank offering protection in manner, form and substance acceptable to the Bank; or

(c)	provides other security offering protection in manner, form and substance acceptable to the Bank.

If none of the foregoing actions is taken within the period specified by the Bank and to its satisfaction, the Borrower shall, upon demand by the Bank, immediately prepay to the Bank an amount equal to that Affected Guarantor’s Participation (as defined in the Guarantee Agreement) multiplied by the aggregate of (a) the amount of the Loan outstanding, (b) unpaid interest accrued to the date of prepayment on the amount prepaid, (c) the amount of an indemnity calculated in accordance with Article 4.02B and (d) any other sum then payable under this Contract in respect of the amount prepaid.

The non-exercise by the Bank of the right to demand substitution of the Affected Guarantor, the execution of other security shall not be deemed to be a waiver of any of the Bank’s rights or remedies under this Contract.

7.03B	Guarantor default event

If an event of the nature described in any of Article 10.01A(c) to (j) inclusive occurs in respect of a Guarantor, the Borrower shall replace such Guarantor with a Qualifying Guarantor. If the Borrower fails to demonstrate to the Bank, promptly upon the latter’s request, that it has a reasonable prospect of replacing the Guarantor or if, in any case, the Borrower does not, following demand by the Bank, replace the Guarantor, within 30 (thirty) days of the date when the said event occurred, or provide other security offering protection in manner, form and substance acceptable to the Bank the Bank may require the Borrower to prepay immediately all or part of an amount equal to the Guarantor’s Participation (as defined in the Guarantee Agreement) multiplied by the aggregate of (a) the amount of the Loan outstanding, (b) unpaid interest accrued to the date of prepayment on the amount prepaid, (c) the amount of an indemnity calculated in accordance with Article 4.02B and (d) any other sum then payable under this Contract in respect of the amount prepaid.

7.04	Negative pledge

So long as the Loan is outstanding, if the Borrower or TIMP (having obtained the previous written consent of the Bank) grants to a third party any Security Interest on, or with respect to, any of its assets it shall, if so required by the Bank, provide equivalent Security Interest to the Bank for the performance of its obligations under this Contract or permit the Bank to share on a pari passu basis such Security Interest with such third party.

Nothing in the above paragraph shall apply to:

(i)	any Security Interest entered into prior to this Contract and disclosed in writing to the Bank in a disclosure letter to be delivered by the Borrower to the Bank prior to the date of this Contract;

(ii)
to any vendor’s lien or other encumbrance on land or other assets, where such encumbrance secures only the purchase price or any credit, having a term of not more than twelve months, obtained to finance it;

(iii)	any security, lien or other encumbrance arising by operation of law;

(iv)	any pledge over inventories created to secure any short-term credit;

(v)
any Security Interest granted to BNDES over assets the aggregate value of which does not exceed on a cumulative basis 40% (forty percent) of TIMP’s net tangible worth based on its most recent audited accounts; and,

(vi)	any Security Interest over or affecting any asset acquired by the Borrower after the date hereof and subject to which such asset is acquired, if:

(a) such Security Interest was not created in contemplation of the acquisition of such asset by the Borrower; and,

(b) the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset the Borrower.

For the purpose of this Article 7.04, the Borrower and TIMP declare that none of its property is subject to any encumbrance or any challenge to title, save as permitted above and save as disclosed in writing to the Bank.

7.05	Pari Passu ranking

The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

ARTICLE 8
Information and Visits

8.01	Information concerning the Project

The Borrower shall:

(a)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time;

(b)
submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the cost, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)
any action or protest initiated or any objection raised by any third party or any genuine complaint received by the Borrower or any Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project; and

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	any non-compliance by it with any applicable Environmental Law; and

(iv)	any suspension, revocation or modification of any Environmental Approval, and set out the action to be taken with respect to such matters.

(d)	provide to the Bank, if so requested:

(i)	a certificate of its insurers showing fulfilment of the requirements of Article 6.05(c);

(ii)	a list of policies in force covering the insured property forming part of the Project, together with confirmation of payment of the current premiums.

8.02	Information concerning the Borrower and TIMP

The Borrower shall:

(a)	deliver to the Bank:

(i)
as soon as they become available but in any event within 180 days after the end of each of its financial years, its consolidated and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year; and

(ii)
as soon as they become publicly available but in any event within 120 days after the end of each of the relevant accounting periods, TIMP’s interim consolidated semi-annual report, balance sheet and profit and loss account of each of its financial years; and

(iii)	from time to time, such further information on its general financial situation as the Bank may reasonably require;

(b)	ensure that its accounting records fully reflect the operations relating to the financing, execution and operation of the Project; and

(c)	inform the Bank immediately of:

(i)	any material alteration to its statutes or shareholding structure after the date of this Contract;

(ii)	any fact which obliges it to prepay any financial indebtedness or any EU funding in advance of its scheduled maturity;

(iii)	any event or decision that constitutes or may result in the events described in Article 4.03A;

(iv)	any intention on its part to grant any security over any of its assets in favour of a third party, other than Security Interests permitted pursuant to the terms of Article 7.04;

(v)	any intention on its part to relinquish ownership of any material component of the Project;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;

(vii)	any event listed in Article 10.01 having occurred or being threatened or anticipated; or

(viii)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending which might if adversely determined result in a Material Adverse Change.

8.03	Visits by the Bank

The Borrower shall allow persons designated by the Bank to visit the sites, installations and works comprising the Project and to conduct such checks as they may wish, and shall provide them, or ensure that they are provided, with all necessary assistance for this purpose.

The Borrower shall allow persons designated by the Bank, as well as persons designated by other EU institutions or bodies when so required by the relevant mandatory provisions of EU law, to visit the sites, installations and works comprising the Project and to conduct such checks as they may wish, and shall provide them, or ensure that they are provided, with all necessary assistance for this purpose.

The Borrower acknowledges that the Bank may be obliged to divulge such information relating to the Borrower and the Project to any competent EU institution or body in accordance with the relevant mandatory provisions of EU law.

8.04	Information on Originating Events

The Borrower shall inform the Bank immediately of the occurrence of an Originating Event of which it is aware.

8.05	Investigations and Information

The Borrower undertakes:

(i)	to take such action as the Bank shall reasonably request to investigate and/or terminate any alleged or suspected act of the nature described in Articles 6.12;

(ii)	to inform the Bank of the measures taken to seek damages from the persons responsible tor any loss resulting from any such act; and

(iii)	to facilitate any investigation that the Bank and any other persons designated by other European Community institutions or bodies may make concerning any such act.

ARTICLE 9
Charges and expenses

9.01	Taxes, duties and fees

The Borrower shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.

The Borrower shall pay all principal, interest, indemnities and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if the Borrower is obliged to make any such deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

9.02	Other charges

The Borrower shall bear all duly documented charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation and termination of this Contract or any related document, any amendment, supplement or waiver in respect of this Contract or any related document, and in the amendment, creation, management and realisation of any security for the Loan.

ARTICLE 10
Events of default

10.01	Right to demand repayment

The Borrower shall repay all or part of the Loan forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank in accordance with the following provisions.

10.01A	Immediate demand

The Bank may make such demand immediately:

(a)
if the Borrower fails on the due date to repay any part of the Loan, to pay interest thereon or to make any other payment to the Bank as provided in this Contract, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 Business Days of its due date;

(b)
if any information or document given to the Bank by or on behalf of the Borrower or TIMP or any representation or statement made or deemed to be made by the Borrower in application of this Contract is or proves to have been incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of the Borrower or TIMP in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan

(i)
the Borrower or TIMP is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended;

(iii)
AND such other loans or obligations or commitments falling under paragraphs (i) or (ii) above are in an aggregate principal amount in excess of the equivalent of EUR 25 000 000 (twenty-five million euros).

(d)	if the Borrower or TIMP is unable to pay its debts as they fall due, or suspends its debts, or makes or, without prior written notice to the Bank, seeks to make a composition with its creditors;

(e)
if any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for the winding up of the Borrower or TIMP, or if the Borrower or TIMP takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities;

(f)
if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or material assets of the Borrower or TIMP or any property forming part of the Project;

(g)	if the Borrower or TIMP defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)
if any distress, execution, sequestration or other process is levied or enforced upon the property of the Borrower or any property forming part of the Project and is not discharged or stayed within 30 (thirty) days and is likely to materially impair the ability of the Borrower or TIMP to comply with its payment obligations under this contract or the TIMP Guarantee or to perform the Project;

(i)
if it is or becomes unlawful for the Borrower or TIMP to perform any of its obligations under this Contract or the TIMP Guarantee or this Contract, the TIMP Guarantee or the Guarantee Agreement is not effective in accordance with its terms or is alleged by the Borrower; TIMP or a Guarantor to be ineffective in accordance with its terms; or

(j)
if any Guarantee ceases to be valid and enforceable and an acceptable alternative Guarantee is not provided to the Bank or cash collateral or alternative security are not given, in each case, in accordance with the provisions of Articles 7.02 and 7.03.

10.01B	Demand after notice to remedy

The Bank may also make such demand:

(a)	if the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or TIMP fails to comply with any obligation under the TIMP Guarantee; or

(b)
if any fact related to the Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within a reasonable period of time specified in a notice served by the Bank on the Borrower or TIMP.

10.02	Other rights at law

Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

10.03	Indemnity

10.03A	Fixed Rate Tranches

In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum calculated in accordance with Article 4.02B on any amount that has become due and payable. Such sum shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

10.03B	Floating Rate Tranches

In case of demand under Article 10.01 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Maturity Date.

The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.

10.03C	General

Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.

10.04	Non-Waiver

No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

10.05	Application of sums received

Sums received by the Bank following a demand under Article 10.01 shall be applied first in payment of expenses, interest and indemnities and secondly in reduction of the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

ARTICLE 11
Law and Jurisdiction

11.01	Governing Law

This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

11.02	Jurisdiction

The parties hereby submit to the jurisdiction of the courts of England and Wales.

The parties to this Contract hereby waive any immunity from or right to object to the jurisdiction of these courts. A decision of the courts given pursuant to this Article shall be conclusive and binding on each party without restriction or reservation.

11.03	Agent of Service

The Borrower appoints Tl United Kingdom Limited, whose address is 100, New Bridge Street, EC4V 6JA London, United Kingdom to be its Agent for the purpose of accepting service on their behalf on any writ, notice, order, judgement or other legal process.

11.04	Evidence of sums due

In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall in the absence of manifest error be prima facie evidence of such amount or rate.

ARTICLE 12
Final clauses

12.01	Notices to either party

Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

-for THE BANK:	100 boulevard Konrad Adenauer L-2950 Luxembourg Fax +352 437966599 Attention: Head of Division, Operations for Latin America

-for THE BORROWER	Avenida das Americas, 3.434, Bloco 1, 7° andar Barra da Tijuca, Rio de Janeiro, RJ Brasil CEP:22.640-102 FAX: 55-21-4109-3943 Attention: Treasury Manager (Gerência de Tesouraria)

12.02	Form of notice

Any notice or other communication given under this Contract must be in writing.

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or facsimile. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter or on receipt of transmission in relation to a facsimile.

Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.

Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.

Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

12.03	Complete agreement

This Contract constitutes the complete agreement between the parties hereto. The mutual undertakings and representations contained in this Contract replace all prior undertakings and representations made by the parties in the course of the correspondence, discussions and negotiations leading to the conclusion of this Contract.

12.04	Partial invalidity

If at any time any provision of this Contract is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12.05	Third party rights

A person who is not a party to this Contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract Notwithstanding any term of this Contract, the consent of any person who is not a party to this Contract is not required to rescind or vary this Contract at any time.

12.06	Counterparts

This Contract may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Contract

12.07	Recitals, Schedules and Annexes

The Recitals and following Schedules form part of this Contract:

Schedule A	Technical Description and Reporting

Schedule B	Definition of EURIBOR and LIBOR

Schedule C	Forms for Borrower

Schedule D	Forms for BRL Linked Tranches

The following Annexes are attached hereto:

Annex I	Resolution of Board of Directors of Borrower and authorisation of signatory

12.08	Place of Payment

For the purposes of Article 585 of Brazilian Law No. 5,869 of January 11, 1973 as amended (the Brazilian Civil Procedure Code) , Brazil may be the place of payment of the obligations under or resulting from the Contract, at the discretion of the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in tour (4) originals in the English language and have respectively caused R. Amor and the undersigned to initial each page of this Contract on their behalf

Signed for and on behalf of	Signed for and on behalf of
EUROPEAN INVESTMENT BANK	TIM CELULAR S.A.

P. Walsh                                R. Amor                                F. Mancini                                S. D’Ovidio

This 29th day of December 2011, at Luxembourg

This 29th day of December 2011, at Rome

12.08	Place of Payment

For the purposes of Article 585 of Brazilian Law No. 5.869 of January 11, 1973 as amended (the Brazilian Civil Procedure Code), Brazil may be the place of payment of the obligations under or resulting from the Contract, at the discretion of the parties hereto.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in four (4) originals in the English language and have respectively caused R. Amor and the undersigned to initial each page of this Contract on their behalf

Signed for and on behalf of	Signed for and on behalf of
EUROPEAN INVESTMENT BANK	TIM CELULAR S.A.

P. Walsh                                R. Amor                                F. Mancini                                S. D’Ovidio

This 29th  day of December 2011, At Luxembourg

This 29th day of December 2011. at Rome

AUTENTICA DI FIRMA NOTAIO IN ROMA Vin M Prestinan, 12 00195 ROMA Tel. 06/32.23.633 – 32.23.406 Fax 32.23.528
  Oecciico io siioscritto, Doll. Mario LUPI, Molaio in Roma, con Uffinio alla Marcello Presinari n. 13, inscritto nel Colegio dei Distretti Notarili Rioniti di Roma, Velletri e Civitavecchia, che I Signori:

– MANCINI Avv. FRANCESCO, nato a Roma il venlotto novembre millenovocentocinquantadue, domiciliato per la carica in Roma, corso d’Italia n. 41;

– D’OVIDIO STEFANO, nato a Roma il tredici ottobre millenove-centosessantadue, domiciliato per la carica in Roma, Corso d’Italia n. 41;

nella loro qualita di rappresentanti della “TIM CELULAR S.A.”, con sede Avenida Giovanni Gronchi, 7143 Vila Andrade, San Paolo (Brasile) – CEP 05724-006, della cui identita personale, qualifica e poteri, io Notaio sono certo, previa espressa e concorde rinuncia fatta, con il mio consenso, alj ‘assistenza dei testimoni, hanno apposto la propria firma in calce alla avantiestesa ed a margine degli altri rogli, all mia presenza in Roma, nel mio Ufticto ove supra.
Roma, ventinove dicembre duemilaundici 429.12.20111.

Schedule A

Project Specification and Reporting
A.1 Technical Description (Article 6.02)
A.2 Information Duties under Article 8.01(a)

Purpose, Location

The project relates to the geographical coverage expansion and capacity increase of the promoter’s 2G and 3G mobile broadband networks throughout the whole country. Currently covering 94% of the Brazilian urban population living in and around 3 100 cities via its 2G GSM network, the 2G component of the project relates mainly to the increase of capacity in already covered areas. Regarding the 3G mobile broadband network, the project relates to the roll-out of over 3 100 3G Node Bs to increase the number of cities covered from 300 to over 1 000.

Description

The project concerns the design; roll-out, commissioning and operation ofamobile telecommunications network operating in the 2 100 / 850 MHz UMTS and 900/1 800 MHz GSM standard in Brazil and is part of a continuous development programme of the promoter. The project foresees investment in network, infrastructure, information technology and complementary components of mobile telecommunications. The project will expand the geographical coverage and the quality of voice and data telecom services. The project’s main elements described below may be adapted in the course of its implementation according to market evolutions:

i.
Second Generation (2G) mobile: By the end of 2012, TIM will have nearly 12 000 Base Transceiver Stations, an increase of over 1 500 over the project period. The number of BSCs is planned to be increased by 50 to 270. The population coverage is planned to increase slightly from 94% to 95% of the urban population.

ii.
Third Generation (3G) Mobile: The number of Node Bs is planned to increase by about 3 100 to 8 500, while the RNCs are planned to increase by nearly 50% to close to 90 by 2012. The number of cities covered with 3G technology is planned to increase by over 850 to above 1 100, representing 73% of the urban population

Calendar

The project is planned to be implemented between beginning 2011 until end 2012.

Items eligible for EIB financing

The items that have been considered to be eligible for EIB’s financing are all of the imported items with the exception of the items related to the network facilities investments. Items already financed by BNDS are also not considered eligible. This amounts to a total of around EUR 327m.

APPENDIX A.2

PROJECT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION

1. Dispatch of information: designation of the person responsible
The information below has to be sent to the Bank under the responsibility of:

Company	TIM CELULAR SA
Contact person	Marco Chiarucci
Title	Head of Treasury
Function / Department
Address	Av. das Americas 3 434 Bloco 1 7 andar Barra da Tijuca, Rio de Janeiro, Brazil
Phone	+55.21.400.94824
Fax	+55.21.400.93943
Email	mchiarucci@timbrasil.com.br

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Borrower shall inform the EIB immediately in case of any change.

2. Information on the project’s implementation
The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document/Information	Deadline	Frequency of reporting
Project Progress Report

-       A brief update on the technical description based on the documentation provided to the Bank during the due-diligence process explaining the reasons for significant changes vs. initial scope.

-       Update on the date of completion of each of the main project’s components, explaining reasons for any possible delay;

-       Update on the cost of the project, explaining reasons for any possible changes vs. initial budgeted cost.

-       A description of any major issue with impact on the environment;

-       Update on procurement procedures

-       Update on the project’s demand or usage and comments; (subscribers, ARPU, market share, penetration).

-       Any significant issue that has occurred and any significant risk that may affect the project’s operation;

-       Any legal action concerning the project that may be ongoing.
	31.03.2012	1

3. Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document/Information	Date of delivery to the Bank
Project Completion Report, including:

-           A brief description of the technical characteristics of the project based on the documentation provided to the Bank during the due-diligence process, as completed, explaining the reasons for any significant change;

-           The date of completion for each of the main project’s components, explaining reasons for any possible delay;

-           The final cost of the project, explaining reasons for any possible cost changes vs. initial budgeted cost;

-           The number of new jobs created by the project: both jobs during implementation and permanent new jobs created.

-           A description of any major issue with impact on the environment;

-           Update on procurement procedures);

-           Update on the project’s demand or usage and comments; (subscribers, ARPU, market share, penetration). Any significant issue that has occurred and any significant risk that ay affect the project’s operation;

-           Any legal action concerning the project that may be ongoing.
31.03.2014

Language of reports	English, Portuguese, Italian

I Language of reports               I English, Portuguese, Italian

Schedule B

Definitions of EURIBOR and LIBOR
A.	EURIBOR

“EURIBOR” means:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in EUR for a term of one month;

(b)	in respect of a relevant period of one or more whole months, the rate of interest for deposits in EUR for a term for the corresponding number of whole months; and

(c)
in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in EUR, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

as published at 11h00 Brussels time or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the eurozone interbank market for a period equal to the Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the eurozone, selected by the Bank, at approximately 11h00 Brussels time on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the Representative Period.

B.	LIBOR USD

“LIBOR” means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the rate of interest for deposits in USD for a term of one month;

(b)	in respect of a relevant period of one or more whole months, the rate of interest for deposits in USD for a term for the corresponding number of whole months; and

(c)
in respect of a relevant period of more than one month (but not whole months), the rate resulting from a linear interpolation by reference to two rates for deposits in USD, one of which is applicable for a period of whole months next shorter and the other for a period of whole months next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “Representative Period”),

as set by the British Bankers Association and released by financial news providers at 11h00 London time or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) London Business Days prior to the first day of the relevant period.

If such rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00 London time on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.

If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USO deposits in a comparable amount are offered by each of them at approximately 11h00 New York City time on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.

C.	General

For the purposes of the foregoing definitions:

(a)	“London Business Day” means a day on which banks are open for normal business in London and “New York Business Day” means a day on which banks are open for normal business in New York.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)
If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of EURIBOR FBE and EURIBOR ACI in respect of EURIBOR or of the British Bankers Association in respect of LIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

Schedule C2

C.1 Form of Disbursement Request (Article 1.028)
Disbursement Request
Brazil - TIM MOBILE BROADBAND NETWORK

Date:
Please proceed with the following disbursement

Loan Name(*):

	Signature Date(*):	Contract F1 number:

Currency & amount requested			Proposed disbursement date:
Currency	Amount

INTEREST	Int. rate basis (Art. 3.01)		Reserved for the EIB	(contract currency)

Rate (% or Spread)
	OR (please indicated only ONE)	_____________________	Total Credit Amount:

Disbursed to date:

Payment Dates (Art. 5)
Balance for disbursement

CAPITAL			Current disbursement

Repayment methodology (Art. 4.01)
		Equal instalments □ Single instalment □	Balance afterdisbursement:

Disbursement deadline:

	First repayment date		Max. number of disbursements

	Maturity Date:		Minimum Tranche size:

Total allocations to date:

			Conditions precedent:	Yes/No
Borrower’s account to be credited:

Acc. No. …………………………………………………………………………………………...................................

2 To be provided on paper bearing the Borrower’s letterhead.

(please, provide IBAN format in case of disbursements in EUR, or appropriate format for the relevant currency)

Bank name, address:  ……………………………………………………………………

Please transmit Information relevant to:

Borrower’s authorised name(s) and signature(s):

C.2 Form of Certificate from Borrower (Article 1.048)

To:	European Investment Bank

From:	Tim Celular S.A.

Date:

Subject: Finance Contract between European Investment Bank and Tim Celular S.A. dated

•	(the “Finance Contract”)

Fl number ............                 Serapis number .........

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

For the purposes of Article 1.04 of the Finance Contract we hereby certify to you as follows:

(a)	no event described in Article 4.03A has occurred and is continuing unremedied;

(b)	no security of the type prohibited under Article 7.04 has been created or is in existence;

(c)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01, save as previously communicated by us;

(d)	we have sufficient funds available to ensure the timely completion and implementation of the Project in accordance with Schedule A.1;

(e)
no event or circumstance which constitutes or would with the passage of time or giving of notice under the Finance Contract constitute an event of default under Article 10.01 has occurred and is continuing unremedied or unwaived;

(f)
no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending g before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(g)	the representations and warranties to be made or repeated by us under Article 6.09 are true in all respects; and

(h)	no Material Adverse Change has occurred, as compared with our condition at the date of the Finance Contract.

Yours faithfully,

For and on behalf of Tim Celular S.A. Date:

SCHEDULED

D.1. Form of Disbursement Request (Article 1. 02D)

Disbursement Request

TO:	European Investment Bank

FROM:	Tim Celular S.A

[Date]

Subject: Brazil - TIM MOBILE BROADBAND Network

Finance Contract between European Investment Bank and Tim Celular S.A., dated [  ](the “Finance Contract”)

Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.

We hereby request that the procedure for disbursement of a Tranche of the Credit on a Brazilian Real-linked basis be initiated with the Pricing Date to occur on or about (date to be specified 7-14 days prior to the proposed Scheduled Disbursement Date and to be within the Availability Period and not within 3 Business Days of any other proposed Pricing Date].

The amount of the Tranche shall be [BRL [____] million].

We propose as Scheduled Disbursement Date for such Tranche [date to be specified not earlier than 20 Business Days from the date of the relevant Disbursement Request].

We propose that the first and the last repayment dates be...[for amortising tranches] / We propose that the repayment date be ...[for bullet tranches]

We understand and accept that at the Pricing Date the following matters will be agreed for such

Tranche:

1.	the fixed interest rate for such Brazilian Real-linked Tranche;

2.	Payment Oates;

3.	the Scheduled Disbursement Date;

4.	interest payment periodicity;

5.	terms for repayment of principal; and

6.t	the first and last principal repayment dates.

We understand that the above matters will be agreed during the course of a telephone conference call between us and you and that such call will be recorded. The Disbursement Notice for such Tranche recording the agreement reached will be prepared and dispatched by you as soon as practicable after agreement is reached but for the avoidance of doubt in case of any inconsistency between the Disbursement Notice and the agreement concluded in the telephone conference call, the telephone conference call as evidenced by the recording thereof shall  prevail.

We further understand that disbursement is subject to (i) agreement of the above matters having occurred before the Final Availability Date and (ii) the Scheduled Disbursement Date for such disbursement being a date occurring on or before the Final availability Date.

Yours faithfully,

SCHEDULE D

D 2. Form of Disbursement Notice for BRL-Linked Tranches (Article 1.02D)

To:	Tim Celular S.A.

From:	European Investment Bank

Date:

Subject

Disbursement Notice for the Finance Contract between European Investment Bank and Tim Celular S.A dated [                ] (the “Finance Contract”) (FI number ............
Serapis number ...... ...)

Dear Sirs,

We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.

Following the occurrence of a Pricing Date, in accordance with Article 1.02 of the Finance Contract, we confirm that you accepted a BRL-Linked Tranche on the following terms:

(a)	Currency (BRL...., USD equivalent....EUR equivalent

(b)	Scheduled Disbursement Date:

(c)	Fixed Interest rate:

(d)	Interest payment periodicity:

(e)	Payment Dates:

(f)	Terms for repayment of principal:

(g)	The first and last principal repayment dates:

(h)	FX Exchange Rate
Yours faithfully,
EUROPEAN INVESTMENT BANK